Exhibit 99.1

CONTACTS:
Rebecca Rakitin	Danny Jovic
561-438-1450	561-438-1594
Rebecca.Rakitin@officedepot.com	Danny.Jovic@officedepot.com

OFFICE DEPOT, INC. APPOINTS RICHARD HAAS SENIOR VICE PRESIDENT AND CHIEF ACCOUNTING OFFICER

Boca Raton, Fla., May 2, 2019 -- Office Depot, Inc. (NASDAQ:ODP), a leading B2B integrated distribution company providing business services and supplies, products and technology solutions, today announced the appointment of Richard Haas as Senior Vice President and Chief Accounting Officer, effective June 14, 2019.

Haas will report to Executive Vice President & Chief Financial Officer Joseph Lower, and will lead and direct the activities of General Accounting, Financial Services, Financial Systems, External Reporting, Tax and Sox Compliance for the company.

Haas has served as Office Depot’s Vice President of Tax since January 2014, providing leadership and oversight for all tax matters. Prior to joining Office Depot, he was Vice President of Tax for OfficeMax since 2007.

“Richard has demonstrated significant accounting and tax knowledge since joining Office Depot,” said Lower. “As part of the Finance Leadership Team, he has greatly impacted the organization’s culture as we continue to transform our business.”

Haas holds a Bachelor of Science in Accountancy and a Master of Accountancy (Tax Specialization) from Northern Illinois University.

About Office Depot, Inc.

Office Depot, Inc. (NASDAQ:ODP) is a leading B2B integrated distribution company providing business services and supplies, products and technology solutions through its fully integrated omni-channel platform of approximately 1,350 stores, online presence, and dedicated sales professionals and technicians to small, medium and enterprise businesses. Through its banner brands Office Depot®, OfficeMax®, CompuCom® and Grand&Toy®, the company offers its customers the tools and resources they need to focus on their passion of starting, growing and running their business. For more information, visit news.officedepot.com and follow @officedepot on Facebook, Twitter and Instagram.

Office Depot is a trademark of The Office Club, Inc. OfficeMax is a trademark of OMX, Inc. CompuCom is a trademark of CompuCom Systems, Inc. Grand&Toy is a trademark of Grand &

Toy, LLC in Canada. ©2019 Office Depot, Inc. All rights reserved. Any other product or company names mentioned herein are the trademarks of their respective owners.